                                                                EXHIBIT 99.1

                  Warner-Lambert Company and Subsidiaries
          Consolidated Statements of Income and Comprehensive Income


                                                                     YEARS ENDED DECEMBER 31,
                                                             -----------------------------------------------
                                                                   1998              1997           1996
                                                             --------------      ----------     ------------
                                                            (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
NET INCOME
Net sales........................................             $10,743.8           $ 8,408.1     $  7,231.4
Costs and expenses:
   Cost of goods sold............................               2,860.2             2,502.9        2,346.9
   Selling, general and administrative...........               4,852.2             3,726.5        3,131.3
   Research and development......................               1,025.6               730.7          599.0
   Other expense (income), net...................                 214.8               259.2           16.1
                                                             --------------      ----------     ------------
      Total costs and expenses...................               8,952.8             7,219.3        6,093.3
                                                             ==============      ==========     ============

Income before income taxes and minority interests               1,791.0             1,188.8        1,138.1
   Provision for income taxes....................                 517.8               326.4          322.5
   Minority interests............................                    --                  --           69.0
                                                             --------------      ----------    -------------
Net income.......................................             $ 1,273.2           $   862.4     $    746.6
                                                             ==============      ==========    =============
Net income per common share*:
   Basic.........................................             $    1.50           $    1.03     $     0.89
   Diluted.......................................             $    1.45           $    0.99     $     0.88
                                                             --------------      ----------   --------------

Cash dividends per common share*.................             $    0.64           $    0.51     $     0.46
                                                             --------------      ----------   --------------


COMPREHENSIVE INCOME
Net income.......................................            $  1,273.2          $   862.4          746.6
Other comprehensive income (net of tax):
   Foreign currency translation..................                  57.7             (193.8)         (19.9)
   Other.........................................                 (18.3)             (14.6)           6.4
                                                            -------------        ----------  ---------------
   Total other comprehensive income..............                  39.4             (208.4)         (13.5)
Comprehensive income.............................           $   1,312.6          $   654.0   $      733.1
                                                            =============        ==========  ===============

*Amounts reflect a three-for-one stock split effective May 1998.

All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.

                  Warner-Lambert Company and Subsidiaries
                        Consolidated Balance Sheets

                                                                 DECEMBER 31,
                                                            ----------------------
                                                               1998        1997
                                                            ----------   ---------
                                                            (DOLLARS IN MILLIONS)
Assets:
   Cash and cash equivalents............................    $  945.8   $   786.0
   Accounts receivable, less allowances of $30.6 in
       1998 and $34.7 in 1997...........................     1,475.9     1,212.5
   Other receivables....................................       205.6       191.7
   Inventories..........................................       992.8       821.8
   Prepaid expenses and other current assets............       628.8       510.0
                                                           ----------  ----------
      Total current assets..............................     4,248.9     3,522.0

   Investments and other assets.........................       718.9       658.6
   Property, plant and equipment........................     2,821.9     2,455.3
   Intangible assets....................................     1,730.4     1,716.5
                                                           ----------  ----------
                                                            $9,520.1   $ 8,352.4
                                                           ==========  ==========
Liabilities and shareholders' equity:
   Short-term debt......................................    $  264.2   $   375.4
   Accounts payable, trade..............................     1,518.2     1,057.2
   Accrued compensation.................................       233.3       191.4
   Other current liabilities............................       980.1       818.9
   Federal, state and foreign income taxes..............       248.2       194.4
                                                           ----------  ----------
      Total current liabilities.........................     3,244.0     2,637.3

   Long-term debt.......................................     1,266.7     1,836.0
   Deferred income taxes and other noncurrent
      liabilities.......................................     1,129.1       828.0

   Shareholders' equity:
   Preferred stock - none issued........................        --          --
   Common stock issued:
   1998 - 961,981,608 shares;
   1997 - 320,660,536 shares............................       962.0       320.7
      Capital in excess of par value....................       520.6       530.9
      Retained earnings.................................     4,038.5     3,661.3
      Accumulated other comprehensive income............      (399.3)     (438.7)
      Treasury stock, at cost:
          1998 - 112,073,966 shares;
          1997 - 39,314,186 shares......................    (1,241.5)   (1,023.1)
                                                           ----------  ----------
            Total shareholders' equity..................     3,880.3     3,051.1
                                                           ----------  ----------
                                                            $9,520.1   $ 8,352.4
                                                           ==========  ==========

All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.

                  Warner-Lambert Company and Subsidiaries
                   Consolidated Statements of Cash Flows

                                                     YEARS ENDED DECEMBER 31,
                                                 ------------------------------
                                                   1998       1997       1996
                                                 ---------  --------- ---------
                                                      (DOLLARS IN MILLIONS)
Operating Activities:
   Net income...................................  $ 1,273.2  $   862.4  $  746.6
   Adjustments to reconcile net income to net
      cash provided by
      operating activities:
   Depreciation and amortization................      308.4      281.9     233.6
   Gains on sales of businesses.................       --         --       (75.2)
   Minority interests...........................       --         --        69.0
   Deferred income taxes........................     (164.5)     (65.1)     70.7
   Changes in assets and liabilities, net of
      effects from acquisitions/
      dispositions of businesses:
      Receivables...............................     (331.4)    (169.8)   (215.3)
      Inventories...............................     (158.6)    (167.4)    (45.3)
      Accounts payable and accrued liabilities..      749.1      705.1      96.7
   Other, net...................................      277.3      129.5     126.2
                                                   ---------  --------- ---------
   Net cash provided by operating activities....    1,953.5    1,576.6   1,007.0
                                                   ---------  --------- ---------
Investing Activities:
   Purchases of investments.....................     (105.6)    (145.2)   (239.7)
   Proceeds from maturities/sales of investments      218.1      245.6     529.1
   Capital expenditures.........................     (753.2)    (512.5)   (395.3)
   Acquisitions of businesses...................       --       (228.4) (1,045.1)
   Proceeds from dispositions of businesses.....      125.0       --       137.4
   Other, net...................................       66.0      (16.8)    (80.4)
                                                   ---------  --------- ---------
      Net cash used by investing activities.....     (449.7)    (657.3) (1,094.0)
                                                   ---------  --------- ---------
Financing Activities:
   Proceeds from borrowings.....................      871.3    1,577.5   2,165.3
   Principal payments on borrowings.............   (1,562.3)  (1,622.7) (1,423.4)
   Purchases of treasury stock..................     (265.2)    (135.2)   (138.9)
   Cash dividends paid..........................     (524.6)    (413.1)   (374.4)
   Distributions paid to minority interests.....       --         --      (102.4)
   Proceeds from stock option exercises.........      117.1       84.3      66.7
                                                  ---------  --------- ---------
      Net cash (used) provided by financing
          activities............................   (1,363.7)    (509.2)    192.9
                                                  ---------  --------- ---------
Effect of exchange rate changes on cash and
cash equivalents................................       19.7      (31.7)     (4.7)
                                                  ---------  --------- ---------
Net increase in cash and cash equivalents.......      159.8      378.4     101.2
Cash and cash equivalents at beginning of year..      786.0      407.6     306.4
                                                  ---------  --------- ---------
Cash and cash equivalents at end of year........  $   945.8  $   786.0 $   407.6
                                                  =========  ========= =========

All amounts have been restated under the pooling of interests method of accounting to include the financial results of Agouron Pharmaceuticals, Inc. acquired on May 17, 1999.

See notes to consolidated financial statements.

                 Notes to Consolidated Financial Statements
                  Warner-Lambert Company and Subsidiaries

(Dollars in millions, except per share amounts)

Note 1 - Business Combination:

In May 1999, Warner-Lambert Company acquired Agouron Pharmaceuticals, Inc. (Agouron), an integrated pharmaceutical company committed to the discovery and development of innovative therapeutic products for treatment of cancer, AIDS and other serious diseases. Warner-Lambert Company exchanged 28.8 million shares of its common stock for all of the common stock of Agouron. Each outstanding share of Agouron common stock was exchanged for .8934 shares of Warner-Lambert Company common stock. In addition, Agouron's employee stock options outstanding were converted at the same rate and resulted in options to purchase 7.5 million shares of Warner-Lambert Company common stock.

The transaction was accounted for as a pooling of interests under Accounting Principles Board Opinion (APB) No. 16 and qualified as a tax-free exchange. Accordingly, all consolidated financial statements presented have been restated to include combined results of operations, financial position and cash flows of Agouron as though it had always been a part of Warner-Lambert Company. Dividends per common share are equal to Warner-Lambert Company's historical dividends per common share since Agouron has never declared or paid cash dividends on its common stock.

Prior to the merger, Agouron's fiscal year ended on June 30. As a result, Agouron's financial statements have been restated to conform with Warner-Lambert Company's December 31 year end. No adjustments were necessary to conform Agouron's accounting policies, however, certain reclassifications were made to the Agouron financial statements to conform to Warner-Lambert Company's presentation.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements are shown below:


                                            YEARS ENDED DECEMBER 31,
                                       ----------------------------------
                                          1998        1997        1996
                                       ----------  ----------  ----------
NET SALES:
Warner-Lambert Company.................$ 10,213.7  $ 8,179.8   $ 7,231.4
Agouron................................     530.1      228.3          --
                                       ----------  ----------  ----------
Combined...............................$ 10,743.8  $ 8,408.1   $ 7,231.4
                                       ==========  ==========  ==========

NET INCOME:
Warner-Lambert Company.................$  1,254.0  $   869.5   $   786.5
Agouron................................      19.2       (7.1)      (39.9)
                                       ----------  ----------  ----------
Combined...............................$  1,273.2  $   862.4   $   746.6
                                       ==========  ==========  ==========

Note 2 - Significant Accounting Policies:

Basis of consolidation - The consolidated financial statements include the accounts of Warner-Lambert Company and all controlled, majority-owned subsidiaries ("Warner-Lambert" or the "company"). Investments in companies in which Warner-Lambert's interest is between 20 percent and 50 percent are accounted for using the equity method.

The company has consistently reported using a December 31 consolidated reporting year end. Through December 31, 1995 international affiliates reported on a fiscal-year basis ending November 30. Effective January 1, 1996, the company's international operations changed to a calendar-year basis ending December 31. The change was made primarily to reflect the results of these operations on a more timely basis. The results of operations for international subsidiaries for the month of December 1995 are included as a charge of $18.8 against retained earnings.

Reclassification - Certain prior year amounts have been reclassified to conform with current year presentation.

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect certain reported amounts. Actual amounts could differ from those estimates.

Revenue recognition - Sales are recorded as product is shipped to customers. Provisions for discounts, returns and other allowances are recorded in the same period the related sales are recognized.

Cash equivalents - Cash equivalents include nonequity short-term investments with original maturity dates of 90 days or less.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined principally on the basis of first-in, first-out or standards which approximate average cost.

Property, plant and equipment - Property, plant and equipment are recorded at cost. The cost of maintenance, repairs, minor renewals and betterments and minor equipment items is charged to income; the cost of major renewals and betterments is capitalized. Depreciation is calculated generally on the straight-line method over the estimated useful lives of the various classes of assets.

Intangible assets - Intangible assets are recorded at cost and are amortized on the straight-line method over appropriate periods not exceeding 40 years. The company continually reviews goodwill and other intangible assets to evaluate whether events or changes have occurred that would suggest an impairment of carrying value. An impairment would be recognized when expected future operating cash flows are lower than the carrying value.

Advertising costs - Advertising costs are expensed as incurred and amounted to $927.5 in 1998, $840.1 in 1997, and $674.9 in 1996.

Newly issued accounting standards - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards
(SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. SFAS No. 133 requires all derivatives to be measured at fair value and recognized as either assets or liabilities. The adoption of this Statement is not expected to have a material effect on the company's consolidated financial position, liquidity, cash flows or results of operations. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." This pronouncement deferred the effective date of SFAS No. 133 to the first quarter of 2001.

Note 3 - Net Income Per Common Share:

The EPS computations were as follows:
(Shares in thousands)

                                                 YEARS ENDED DECEMBER 31,
                                             ---------------------------------
                                                1998         1997      1996
                                             -----------  ---------- ---------
BASIC EPS:
Net income...................................$ 1,273.2    $  862.4   $  746.6
Average common shares outstanding............  847,733     841,112    834,801
                                             ---------    --------   --------
                                             $    1.50*   $   1.03*  $   0.89*
                                             =========    ========   ========
DILUTED EPS:
Net income................................... $1,273.2      $862.4     $746.6
Average common shares outstanding............  847,733     841,112    834,801
Impact of potential future stock option
   exercises, net of shares
   repurchased...............................   31,226      26,974     15,442
                                             ---------    --------   --------
Average common shares outstanding-- assuming
  dilution...................................  878,959     868,086    850,243
                                             ---------    --------   --------
                                             $    1.45*   $   0.99*  $   0.88*
                                             =========    ========   ========

*Amounts reflect a three-for-one stock split effective May 1998.

The diluted EPS computation includes the potential impact on the average number of common shares outstanding if all common stock options issued are exercised. The dilutive effect of stock options is computed using the treasury stock method which assumes the repurchase of common shares by the company at the average market price for the period.

Note 4 - Interest Income and Interest Expense:

Interest income and interest expense are included in Other expense (income), net. Interest income totaled $56.6, $46.9 and $61.0 and interest expense totaled $114.3, $167.5 and $146.0 in 1998, 1997 and 1996, respectively. Total interest paid was $103.9, $152.3 and $140.9 and interest costs of $19.2, $8.3 and $9.6 have been capitalized and included in Property, plant and equipment for those respective periods.

Note 5 - Acquisitions and Divestitures:

On December 31, 1998, Warner-Lambert Company and certain of its affiliates and Glaxo Wellcome plc and certain of its affiliates (Glaxo Wellcome) entered into transactions in various countries whereby Glaxo Wellcome transferred to Warner-Lambert rights to over-the-counter (OTC) Zantac [R] products in the United States and Canada, and Warner-Lambert principally transferred to Glaxo Wellcome its rights to OTC Zantac [R] products in all other markets and its rights to OTC Zovirax [R], OTC Beconase [R] and future Glaxo Wellcome prescription to OTC switch products in all markets. These OTC products had been marketed through joint ventures between Warner-Lambert and Glaxo Wellcome which were formed to develop, seek approval of and market OTC versions of Glaxo Wellcome prescription drugs. These joint ventures were accounted for as equity method investments. For financial reporting purposes, the December 31, 1998 transactions, which ended the joint venture relationships between Warner-Lambert and Glaxo Wellcome, were accounted for as a nonmonetary exchange of similar assets with no gain or loss recognized.

On May 21, 1997, Warner-Lambert purchased the remaining 66 percent of the Jouveinal group it did not already own. Consideration for this acquisition, including estimated acquisition costs, net of cash acquired and proceeds from the sale of certain acquired assets, was approximately $117.0. In January 1993, Warner-Lambert initially acquired a 34 percent interest in Jouveinal, a privately held French pharmaceutical group. Prior to the acquisition of the remaining interest, Jouveinal was accounted for as an equity method investment. In addition, the company acquired two Irish manufacturing facilities from Hickson Pharmachem Limited and Plaistow Limited, respectively, during the second quarter of 1997 for approximately $118.0. The consideration for these three acquisitions was primarily charged to intangible assets and is being amortized over periods of 40 years for goodwill and 5 to 20 years for trademarks and other intangibles. The transactions were financed with a long-term credit facility.

In 1996, Warner-Lambert purchased Glaxo Wellcome's minority interest in the Warner Wellcome joint venture operations. The transaction was completed in the second half of the year. Total consideration for the acquisition, including estimated acquisition costs, was approximately $1.1 billion, which was charged primarily to goodwill and trademarks and is being amortized primarily over 40 years. The transaction was financed with commercial paper. Warner-Lambert entered into an agreement in December 1993 with Wellcome plc to establish this joint venture with operations in various countries to develop and market a broad range of OTC products. The joint venture commenced operations in 1994. Glaxo plc acquired Wellcome plc in 1995 and changed the name of the combined company to Glaxo Wellcome plc.

All completed acquisitions, except the rights exchange with Glaxo Wellcome, have been accounted for under the purchase method. The excess of purchase price over the estimated fair values of net tangible and identifiable intangible assets acquired has been treated as goodwill. Net assets and results of operations of all acquisitions, except Warner Wellcome, have been included in the consolidated financial statements since the effective acquisition dates. Financial results of Warner Wellcome were consolidated prior to acquisition of the minority interest. The completed acquisitions did not have a material pro forma impact on consolidated earnings.

In the first quarter of 1998, the company sold its Rochester, Michigan pharmaceutical manufacturing plant as well as certain minor prescription products for approximately $125.0. The resulting pretax gain of $66.6 was offset by costs related to the company's plans to close two of its foreign manufacturing facilities. The results of these transactions are recorded in Other expense (income), net for the year ended December 31, 1998.

In the first quarter of 1996, Warner-Lambert sold Warner Chilcott
Laboratories, its generic pharmaceutical business. Net proceeds were $137.4. The sale resulted in a pretax gain of $75.2, which is included in Other expense (income), net for the year ended December 31, 1996. On an after-tax basis, the gain was $45.7 or $.06 per share.

Note 6 - International Operations:

In translating foreign currency financial statements, local currencies of foreign subsidiaries and branches have generally been determined to be the functional currencies, except for those in hyperinflationary economies, principally in Latin America. Net aggregate exchange (gains) losses resulting from foreign currency transactions and translation adjustments related to subsidiaries operating in highly inflationary countries amounted to $13.6, $(18.2) and $7.6 in 1998, 1997 and 1996, respectively. The cumulative translation adjustments component of shareholders' equity was (credited) charged with $(57.7), $193.8 and $19.9 in 1998, 1997 and 1996, respectively.

Note 7 - Inventories:

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1998       1997
                                                    ----------  ---------
Raw materials.......................................$   165.1   $  167.7
Finishing supplies..................................     48.8       53.1
Work in process.....................................    308.4      167.3
Finished goods......................................    470.5      433.7
                                                    ----------  ---------
                                                    $   992.8   $  821.8
                                                    ==========  =========

Note 8 - Property, Plant and Equipment:

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1998       1997
                                                    ----------  ---------
Land................................................$    45.7   $   38.6
Buildings...........................................  1,387.0    1,245.7
Machinery, furniture and fixtures...................  3,109.0    2,732.7
                                                    ----------  ---------
                                                      4,541.7    4,017.0
Less accumulated depreciation....................... (1,719.8)  (1,561.7)
                                                    ----------  ---------
                                                    $ 2,821.9   $2,455.3
                                                    ==========  =========

Depreciation expense totaled $248.0, $224.8 and $201.9 in 1998, 1997 and 1996, respectively. Depreciation expense is charged to various income statement line items based upon the functions utilizing subject assets.

Note 9 - Intangible Assets:

                                                   DECEMBER 31,
                                               ---------------------
                                                  1998       1997
                                               ----------  ---------
Goodwill.......................................$  1,299.0  $ 1,267.5
Trademarks and other intangibles...............     666.4      606.5
                                               ----------  ---------
                                                  1,965.4    1,874.0
Less accumulated amortization..................    (235.0)    (157.5)
                                               ----------  ---------
                                               $  1,730.4  $ 1,716.5
                                               ==========  =========

Amortization expense, which is reflected in Other expense (income), net, totaled $60.4, $57.1 and $31.7 in 1998, 1997 and 1996, respectively.

At December 31, 1998 and 1997, Goodwill is being amortized primarily over 40 years and Trademarks and other intangibles are being amortized over a weighted average of approximately 33 years.

Note 10 - Debt:

The components of Short-term debt were as follows:

                                                      DECEMBER 31,
                                                 ---------------------
                                                    1998       1997
                                                 ----------  ---------
Notes payable....................................$   245.9   $  212.4
Current portion of long-term debt................     18.3      163.0
                                                 ----------  ---------
                                                 $   264.2   $  375.4
                                                 ==========  =========

The weighted-average interest rate for notes payable outstanding at December 31, 1998 and 1997 was 6.9 percent and 6.2 percent, respectively. The company has lines-of-credit arrangements with numerous banks with interest rates generally equal to the best prevailing rate. At December 31, 1998, worldwide unused lines of credit amounted to $1.4 billion. The 1997 current portion of long-term debt included $150.0 notes due 1998.

The components of Long-term debt were as follows:

                                                         DECEMBER 31,
                                                     ---------------------
                                                        1998       1997
                                                     ----------  ---------
Commercial paper.....................................$   383.4   $  990.0
Variable rate term loan..............................     --        354.7
Variable rate master note............................    100.0      200.0
6 5/8% notes due 2002................................    199.8      199.7
5 3/4% notes due 2003................................    250.0       --
6% notes due 2008....................................    249.5       --
7.6% industrial revenue bonds due 2014...............     24.5       24.6
Other................................................     59.5       67.0
                                                     ----------  ---------
                                                     $ 1,266.7   $1,836.0
                                                     ==========  =========

At December 31, 1998, all commercial paper and the master note have been classified as long-term debt due to the company's intent and ability to refinance on a long-term basis. These instruments are supported by lines of credit. At December 31, 1998, the weighted-average interest rate was 5.2 percent for commercial paper outstanding. The interest rate on the master note at December 31, 1998 was 5.4 percent.

In January 1998, the company refinanced certain debt, primarily commercial paper, by issuing $250.0 of 5 3/4 percent notes due 2003 and $249.5 of 6 percent notes due 2008. In addition, the variable rate term loan was paid during 1998.

The aggregate annual maturities of long-term debt at December 31, 1998, payable in each of the years 2000 through 2003, excluding short-term borrowings reclassified to long-term are $14.2, $20.2, $207.5 and $256.5, respectively.

Note 11 - Financial Instruments:

The estimated fair values of financial instruments were as follows:


                                                   DECEMBER 31,
                                ----------------------------------------------
                                          1998                      1997
                                -----------------------  ---------------------
                                 CARRYING       FAIR      CARRYING    FAIR
(    ) = LIABILITY                AMOUNT        VALUE      AMOUNT     VALUE
                                ---------     --------   ---------   --------
Investment securities...........$   165.6     $  165.2   $   272.5   $  272.9
Long-term debt.................. (1,266.7)    (1,294.7)   (1,836.0)  (1,841.7)
Foreign exchange contracts......       .3         (8.5)        (.7)      13.3
                                ----------------------------------------------

Investment securities and Long-term debt were valued at quoted market prices for similar instruments. The fair values of the remaining financial instruments in the preceding table are based on dealer quotes and reflect the estimated amounts that the company would pay or receive to terminate the contracts. The carrying values of all other financial instruments in the Consolidated Balance Sheets approximate fair values.

The investment securities were reported in the following balance sheet categories:


                                                       DECEMBER 31,
                                                   ---------------------
                                                      1998       1997
                                                   ----------  ---------
Cash and cash equivalents........................  $    40.3   $   45.3
Prepaid expenses and other current assets........       32.3       95.7
Investments and other assets.....................       93.0      131.5
                                                   ---------  ---------
                                                   $   165.6  $   272.5
                                                   =========  =========

The investment securities portfolio was primarily comprised of negotiable certificates of deposit, U.S. and Puerto Rico government securities, guaranteed collateralized mortgage obligations and Ginnie Mae certificates as of year-end 1998 and 1997. These securities are classified as "held-to-maturity." Equity securities, categorized as "available-for-sale," were immaterial.

As of December 31, 1998, the long-term investments of $93.0 included a $4.1 interest-bearing, mortgage-backed security maturing beyond 10 years.

Financial instruments that potentially subject the company to concentrations of credit risk are trade receivables and interest-bearing investments. The company sells a broad range of products in the pharmaceutical, consumer health care and confectionery businesses worldwide. The company's products are distributed to wholesalers and directly or indirectly to pharmacies, chain food stores, mass merchandisers, smaller independent retailers, hospitals, government agencies, health maintenance organizations and other managed care entities. Due to the large number and diversity of the company's customer base, concentrations of credit risk with respect to trade receivables are limited. The company does not normally require collateral. The company's interest-bearing investments are high-quality liquid instruments, such as certificates of deposit issued by major banks or securities issued or guaranteed by the U.S. or other governments. The company limits the amount of credit exposure to any one issuer.

The company does not hold or issue financial instruments for trading purposes nor is it a party to leveraged derivatives. The company uses derivatives, particularly interest rate swaps and forward or purchased option foreign exchange contracts, that are relatively straightforward and involve little complexity as hedge instruments to manage interest rate and foreign currency risks.

The company's foreign exchange risk management objectives are to stabilize cash flows and reported income from the effect of foreign currency fluctuations and reduce the overall foreign exchange exposure to insignificant levels. Extensive international business activities result in a variety of foreign currency exposures including foreign currency denominated assets and liabilities, firm commitments, anticipated intercompany sales and purchases of goods and services, intercompany lending, net investments in foreign subsidiaries and anticipated net income of foreign affiliates. The company continually monitors its exposures and enters into foreign exchange contracts for periods of up to two years to hedge such exposures.

At December 31, 1998 and 1997, the company had forward or purchased option foreign exchange contracts with contractual amounts of $552.0 and $526.4, respectively. These contracts principally exchange Japanese yen, Australian dollars and Portuguese escudos for U.S. dollars; Canadian dollars for U.S. dollars and Irish punts; Australian dollars for Irish punts; and U.S. dollars for German marks in 1998; and Japanese yen, German marks, British pounds and French francs for U.S. dollars; Canadian dollars for Italian lira and British pounds; and U.S. dollars for Irish punts in 1997.

The company's interest rate risk management objectives are to manage the interest cost of debt by using a mix of long-term fixed rate and short-term variable rate instruments and entering into certain interest rate swap agreements. Interest rate swap agreements were not material during 1998 or 1997.

The counterparties to the company's derivatives consist of major international financial institutions. Because of the number of these institutions and their high credit ratings, management believes derivatives do not present significant credit risk to the company.

Gains and losses related to derivatives designated as effective hedges of firm commitments are deferred and recognized in income as part of, and concurrent with, the underlying hedged transaction. Other derivative instruments, which are primarily related to hedging foreign currency denominated assets and liabilities and anticipated net income of foreign subsidiaries, are marked to market on a current basis with gains and losses recognized in Other expense (income), net. Cash flows associated with derivative financial instruments are classified as operating in the Consolidated Statements of Cash Flows.

Note 12 - Leases:

The company rents various facilities and equipment. Rental expense amounted to $119.0, $96.4 and $85.3 in 1998, 1997 and 1996, respectively.

The future minimum rental commitments under noncancellable capital and operating leases at December 31, 1998 are summarized below:

                                                 CAPITAL     OPERATING
                                               ------------ -----------
1999...........................................   $ 7.2       $  76.1
2000...........................................     2.6          53.4
2001...........................................     4.0          32.2
2002...........................................     1.1          21.3
2003...........................................      .8          17.4
Remaining years................................     2.8         105.9
                                               ------------ -----------
Total minimum lease payments...................    18.5         306.3
Less minimum sublease income...................     --          (29.9)
                                               ------------ -----------
Net minimum lease payments.....................    18.5      $  276.4
                                                            ============
Less amount representing interest..............    (3.4)
                                               ------------
Present value of minimum lease payments........   $15.1
                                               ============

Property, plant and equipment included capitalized leases of $71.8, less accumulated depreciation of $7.8, at December 31, 1998 and $36.8, less accumulated depreciation of $7.8, at December 31, 1997. Long-term debt included capitalized lease obligations of $8.9 and $25.7 at those respective dates.

Note 13 - Pensions and Other Postretirement Benefits:

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes and combines the disclosures for pensions and other postretirement benefits. The Statement was effective December 31, 1998.

The company has various pension plans covering substantially all of its employees in the U.S. and certain foreign subsidiaries.

The company provides other postretirement benefits, primarily health insurance, to qualifying domestic retirees and their dependents. These plans are currently noncontributory for domestic employees who retired prior to January 1, 1992. Effective January 1, 1998 the company expanded the health insurance program by offering contributory benefits to all domestic employees who have retired after December 31, 1991 and their dependents, and future retirees meeting minimum age and service requirements. This amendment increased the accumulated postretirement benefit obligation by $88.8 million as of December 31, 1997. This amount is being amortized to expense over the average remaining employee service period of six years to reach eligibility at age 55. Postretirement benefits for foreign subsidiary employees are not material.


The following tables present the benefit obligation and funded status of the plans:

                                                PENSION                  POSTRETIREMENT
                                           ----------------------      --------------------
                                             1998          1997          1998         1997
                                           --------      --------      ---------   --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year..  $  2,276.6   $ 2,144.5     $  273.1     $  186.0
Service cost.............................        60.0        53.5          6.2           .4
Interest cost............................       160.1       156.0         19.9         14.0
Plan participants' contributions.........         2.4         2.0           .2         --
Amendments...............................        11.6         1.7         (3.5)        88.8
Actuarial loss...........................       221.7        46.4         10.5          3.6
Benefits paid............................      (138.9)     (127.5)       (22.7)       (19.7)
                                           -----------  ----------   ---------    ----------
Benefit obligation at end of year........  $  2,593.5   $ 2,276.6    $   283.7    $    273.1
                                           ===========  ==========   =========    ==========

CHANGE IN PLAN ASSETS
Fair value of plan assets at beginning
of year..................................  $  2,276.6   $ 2,052.3    $    --      $    --
Actual return on plan assets.............       230.1       287.6         --           --
Company contributions....................        53.6        62.2         22.7         19.7
Plan participants' contributions ........         2.4         2.0         --           --
Benefits paid............................      (138.9)     (127.5)       (22.7)       (19.7)
                                           ------------ ----------  -----------   ----------
Fair value of plan assets at end of year.  $  2,423.8   $ 2,276.6   $    --       $    --
                                           ============ ==========  ===========   ==========

Funded status............................  $   (169.7)  $    --     $   (283.7)   $  (273.1)
Unrecognized actuarial loss..............       197.3        32.6         59.8         51.6
Unrecognized prior service cost..........        40.9        39.1         78.1         96.5
Unrecognized net transition obligation...        (1.9)        (.7)        --           --
                                           ------------ ---------- -----------    -----------
Net amount recognized....................  $     66.6   $     71.0 $    (145.8)   $  (125.0)
                                           ============ ========== ===========    ===========

Amounts recognized in the Consolidated
   Balance Sheets
   consist of:
   Prepaid benefit cost..................  $    197.7   $    184.0 $    --        $   --
   Accrued benefit liability.............      (154.7)      (131.3)     (145.8)     (125.0)
   Intangible asset......................         1.8          3.3      --            --
   Accumulated Other Comprehensive Income        21.8         15.0      --            --
                                           -----------  ----------- ----------   -----------
Net amount recognized....................  $     66.6   $     71.0  $   (145.8)   $ (125.0)
                                           ===========  =========== ==========   ===========

Foreign pension plan assets at fair value included in the preceding table were $757.5 in 1998 and $760.0 in 1997. The foreign pension plan projected benefit obligation was $784.0 in 1998 and $710.6 in 1997.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $457.1, $392.6 and $270.6, respectively as of December 31, 1998, and $163.2, $136.5 and $22.6, respectively as of December 31, 1997.

The following table presents the annual cost related to the plans:


                                                                   YEARS ENDED DECEMBER 31,
                                                      ------------------------------------------------
                                                              PENSION              POSTRETIREMENT
                                                      ------------------------  -----------------------
                                                      1998      1997     1996    1998     1997     1996
                                                      -------  ------  -------  ------- -------  ------
COMPONENTS OF NET PENSION
   AND POSTRETIREMENT COSTS
Service cost......................................   $ 60.0    $ 53.5  $  52.4  $  6.2  $  0.4   $  0.5
Interest cost.....................................    160.1     156.0    153.3    19.9    14.0     13.7
Expected return on plan assets....................   (187.3)   (175.5)  (170.2)    --      --      --
Amortization of prior service cost and
    net transaction obligation....................      7.5       7.2      7.7    14.7      .6      (.2)
Recognized actuarial loss.........................      3.6       4.0      8.7     2.6     2.5      3.0
Curtailment and special benefit charge............      5.3       --       --      --      --       --
                                                    -------    -------  -------  ------- -------  ------
Net pension and post-retirement costs.............  $  49.2    $ 45.2   $ 51.9   $43.4   $17.5    $17.0
                                                    =======    =======  =======  ======= =======  ======

The sale of the Rochester plant, as discussed in Note 5, resulted in a curtailment and special benefit charge of $5.3 in 1998.

The assumptions for the U.S. pension and postretirement plans included an expected increase in salary levels of 4.0 percent for each of the years ended December 31, 1998, 1997 and 1996. The weighted-average discount rate was 7.25 percent, 7.75 percent and 8.0 percent for 1998, 1997 and 1996, respectively. The expected long-term rate of return on U.S. pension plan assets was 10.5 percent for each of the years ended December 31, 1998, 1997 and 1996. Assumptions for foreign pension plans did not vary significantly from the U.S. plans. Foreign postretirement plans for 1998, 1997 and 1996 were not material and are not included in the preceding table.

Net pension expense attributable to foreign plans included in the preceding table was $15.0, $14.8 and $17.5 in 1998, 1997 and 1996, respectively.

Separate assumed health care cost trend rates have been used in the valuation of postretirement health insurance benefits. For those employees retiring before January 1, 1992, the assumed health care cost trend rate was 9.2 percent in 1998 declining to 5.5 percent in 2005 for retirees under age 65. For those 65 and over, a rate of 5.9 percent was used in 1998 declining to 5.5 percent in 2000. For those employees retiring after December 31, 1991, rates of either 8.8 percent or 6.7 percent were used in

1998 depending on coverage option, with both rates declining to 5.0 percent in 2004. A one percentage point increase in health care cost trend rates in each year would increase the accumulated postretirement benefit obligation as of December 31, 1998 by $14.6 and the net periodic postretirement benefit cost by $1.8. A one percentage point decrease in the health care cost trend rates in each year would decrease the accumulated postretirement benefit obligation as of December 31, 1998 by $14.5 and the net periodic postretirement benefit cost for 1998 by $1.7.

Other postretirement benefits for foreign plans expensed under the cash method in 1998, 1997 and 1996 were not material.


Note 14 - Income Taxes

The components of income before income taxes and minority interests were:


                                                 YEARS ENDED DECEMBER 31,
                                               -----------------------------
                                                 1998       1997       1996
                                               ---------  ---------  ---------
U.S. and Puerto Rico...........................$   951.6  $   515.9  $   476.5
Foreign........................................    839.4      672.9      661.6
                                               ---------  ---------  ---------
                                               $ 1,791.0  $ 1,188.8  $ 1,138.1
                                               =========  =========  =========

The Provision for income taxes consisted of:

                                                    YEARS ENDED DECEMBER 31,
                                                     1998     1997     1996
                                                  ---------  -------  -------
Current:
   Federal........................................$   342.4  $ 132.9  $  39.2
   Foreign........................................    290.6    219.5    197.2
   State and Puerto Rico..........................     49.3     39.1     15.4
                                                  ---------  --------- -------
                                                  $   682.3  $ 391.5  $ 251.8
                                                  =========  =======  =======
Deferred:
   Federal........................................$  (100.5) $ (58.5) $  25.8
   Foreign........................................    (60.8)    (1.9)    39.5
   State and Puerto Rico..........................     (3.2)    (4.7)     5.4
                                                  ---------  -------- --------
                                                     (164.5)   (65.1)    70.7
                                                  ---------  -------- --------
Provision for income taxes........................$   517.8  $ 326.4  $ 322.5
                                                  =========  =======  ========

The tax effects of significant temporary differences which comprise the deferred tax assets and liabilities were as follows:

                                                   DECEMBER 31,
                                    -------------------------------------------
                                             1998                1997
                                    --------------------- ---------------------
                                     ASSETS   LIABILITIES   ASSETS  LIABILITIES
                                    --------  ----------- --------- -----------
Restructuring reserves..............$  30.3   $    --     $  62.4   $   --
Compensation/benefits...............  118.0        --       103.4       --
Postretirement/post employment
obligations.........................   69.6        --        60.3       --
Inventory...........................  125.3        13.1      42.2     10.8
Tax loss and other carryforwards....  113.6        --        88.2       --
Research tax credit carryforwards...   45.6        --        38.2       --
Pensions............................   13.2        65.9      14.2     61.0
Property, plant and equipment.......   33.9       211.4      30.3    194.1
Intangibles.........................   52.4        93.3      27.6     80.0
Other...............................  249.6        84.9     127.5     60.4
                                    --------  ---------- --------- ----------
                                      851.5       468.6     594.3    406.3
Valuation allowances................  (34.4)       --       (28.9)    --
                                    --------  ---------- --------- --------
                                    $ 817.1    $  468.6  $  565.4   $406.3
                                    ========  ========== ========= ========

The research tax credit carryforwards of $45.6 expire in 2000 through 2018. Valuation allowances on deferred tax assets are provided if it is more likely than not that some portion or all of the deferred asset will not be realized. In 1997 Agouron reduced its valuation allowances by $42.5 million caused by changes to future income projections and tax planning strategies.

At December 31, 1998 for income tax purposes Agouron had approximately $174.5 million of net operating loss carryovers. Due to the acquisition of Agouron, there will be limitations on the amount of those net operating losses that can be utilized in any given year against certain future taxable income. The carryovers expire in 1999 through 2017.

Income taxes of $288.1, $246.6 and $205.1 were paid during 1998, 1997 and 1996, respectively. Prepaid expenses and other current assets included deferred income taxes of $337.1 and $206.8 at December 31, 1998 and 1997, respectively.

The earnings of Warner-Lambert's operations in Puerto Rico are subject to tax pursuant to a grant, effective through September 2011. The grant provides for certain tax relief if certain conditions are met. The company continued to be in compliance with these conditions at December 31, 1998.

Earnings of foreign subsidiaries considered to be reinvested for an indefinite period at December 31, 1998 were approximately $1.8 billion. No additional U.S. income taxes or foreign withholding taxes have been provided on these earnings. It would be impractical to compute the estimated deferred tax liability on these earnings.

The Provision for income taxes in 1997 was reduced by 1.4 percentage points due to the favorable tax impact of the liquidation of a foreign affiliate.

As of December 31, 1998, Warner-Lambert's U.S. federal income tax returns through 1992 have been examined and settled with the Internal Revenue Service. Agouron's U.S. federal income tax returns are open from 1985 to the present.

The company's effective income tax rate differed from the U.S. statutory tax rate as follows:


                                                    YEARS ENDED DECEMBER 31,
                                                   ---------------------------
                                                     1998     1997      1996
                                                   -------- --------- --------

U.S. statutory tax rate............................   35.0%   35.0%    35.0%
Benefit from U.S. possession tax credit............   (1.8)   (3.5)    (6.5)
Foreign income subject to increased (reduced) tax
   rates including
   taxes on repatriation...........................   (3.4)    1.0       .6
U.S. research tax credit, net......................   (1.4)   (1.3)     (.8)
State and local taxes, net.........................    1.1      .8       .9
Valuation Allowance - Agouron......................     --    (3.5)     1.4
Other items, net...................................    (.6)   (1.0)     (.6)
Effect of minority interests.......................     --      --      (1.7)
                                                   --------- ------- --------
Effective tax rate.................................   28.9%   27.5%    28.3%
                                                   ========= ======= ========

Note 15 - Shareholders' Equity:

The authorized preferred stock of Warner-Lambert is 5 million shares with a par value of $1.00 per share, of which there are no shares issued.

On April 28, 1998 the stockholders approved an increase in the number of authorized shares of common stock from 500 million to 1.2 billion in order to effectuate a three-for-one stock split effective May 8, 1998. Par value remained at $1.00 per share. The stock split was recorded by increasing common stock issued by $641.3 and reducing Capital in excess of par value by $274.2 and Retained earnings by $367.1. In addition, the average number of common shares outstanding and all per share information have been restated to reflect the stock split.

Common stock issued was $962.0, $320.7 and $320.7 at December 31, 1998, 1997 and 1996, respectively.

Changes in certain components of shareholders' equity are summarized as follows:

                                                         TREASURY STOCK
                                                     ----------------------
                                 CAPITAL IN EXCESS   SHARES IN                  RETAINED
                                   OF PAR VALUE      THOUSANDS       COST       EARNINGS
                                    ----------       ---------    ---------    ----------
Balance at December 31, 1995.......$    218.0         (24,731)   $  (958.3)    $  3,042.9
Adjustment for pooling of
  interests........................     137.5           3,123         96.8         (148.2)
                                   ----------       ----------   ----------    ----------
Adjusted balance at December
  31, 1995.........................     355.5         (21,608)      (861.5)       2,894.7
Two-for-one stock split............    (160.3)        (21,608)          --            --
Shares repurchased, at cost........       --           (2,423)      (138.9)           --
Employee benefit plans.............      70.5           2,630         34.8           (2.5)
Public sale of stock by Agouron....      67.4           1,629         25.3          (20.3)
Net income.........................       --               --           --          746.6
Cash dividends paid................       --               --           --         (374.4)
International operations
  year-end change (Note 2).........       --               --           --          (18.8)
                                   ----------       ----------   ----------    -----------
Balance at December 31, 1996.......     333.1         (41,380)      (940.3)       3,225.3
Shares repurchased, at cost .......       --           (1,436)      (135.2)           --
Employee benefit plans.............     159.9           3,072         45.7           (7.7)
Issuance of stock for
   acquisition of
   Alahex by Agouron...............      37.9             430          6.7           (5.6)
Net income.........................       --               --           --           862.4
Cash dividends paid................       --               --           --          (413.1)
                                   ----------       ----------   ----------    ------------
Balance at December 31, 1997.......     530.9         (39,314)    (1,023.1)       3,661.3
Three-for-one stock split..........    (274.2)        (78,629)          --         (367.1)
Shares repurchased, at cost........       --           (4,050)      (265.2)           --
Employee benefit plans.............     263.9           9,919         46.8           (4.3)
Net income.........................       --               --           --        1,273.2
Cash dividends paid................       --               --           --         (524.6)
                                   ----------       ----------   ----------    -----------
Balance at December 31, 1998.......$    520.6        (112,074)   $(1,241.5)    $  4,038.5
                                   ==========       ==========   ==========    ==========


Pursuant to the company's Stockholder Rights Plan, as amended March 25, 1997, a right is attached to each outstanding share of common stock. In the event that any person or group acquires 15 percent or more of the outstanding common shares, or acquires the company in a merger or other business combination, each right (other than those held by the "Acquiring Person") will entitle its holder to purchase, for a specified purchase price, stock of the company or the Acquiring Person having a market value of twice such purchase price. The rights expire on March 25, 2007 and can be redeemed for $.003 per right by the Board of Directors prior to the time the rights become exercisable.

Tax benefits credited to Capital in excess of par for employee stock options exercised were $165.2 and $64.8 for the years ended December 31, 1998 and 1997, respectively.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive

Income," which requires reporting the components of comprehensive income in a financial statement as part of a full set of general purpose financial statements. Total comprehensive income includes net income and other comprehensive income, which consists of foreign currency translation adjustments, unrealized net gains (losses) on investments and minimum pension liability adjustments. The components of other comprehensive income were as follows:

                                        FOREIGN      OTHER       ACCUMULATED
                                        CURRENCY     ITEMS,        OTHER
                                       TRANSLATION   NET OF     COMPREHENSIVE
                                       ADJUSTMENTS    TAX        INCOME
                                       ----------   ----------  -------------

Balance at December 31, 1995...........$  (216.3)   $  (0.5)    $ (216.8)
Currency period change.................    (19.9)       6.4        (13.5)
                                       ----------   --------    ---------
Balance at December 31, 1996...........   (236.2)       5.9       (230.3)
Current period change..................   (193.8)     (14.6)      (208.4)
                                       ----------   --------    ---------
Balance at December 31, 1997...........   (430.0)      (8.7)      (438.7)
Current period change..................     57.7      (18.3)        39.4
                                       ----------   --------    ---------
Balance at December 31, 1998...........$  (372.3)   $ (27.0)      (399.3)
                                       ==========   ========    =========


In the above table, "Other Items" includes an adjustment for the realization of an after-tax gain of approximately $23.0 on the sale of an investment security in 1998.

In 1998, cumulative translation adjustments, and certain other equity adjustments which were previously reported in Capital in excess of par, have been combined in one line item, Accumulated other comprehensive income, in the Consolidated Balance Sheets.

Note 16 - Stock Options and Awards:

Warner-Lambert has stock awards outstanding at December 31, 1998 granted under various stock plans. Future grants may be issued under the 1996 Stock Plan which became effective January 1, 1997. The 1996 Stock Plan provides for the granting of stock awards to employees in the form of options to purchase shares of common stock at a price equal to fair market value on the date of the grant, restricted stock and performance awards. Options generally become exercisable in installments of 25 percent per year on each of the first through the fourth anniversaries of the grant date and have a maximum term of 10 years. Restricted stock granted to employees is delivered upon the expiration of restricted periods established at the time of grant. Performance awards, which are also subject to restricted periods, provide for the recipient to receive payment in shares, cash or any combination thereof equivalent to the award being granted.

The aggregate number of shares of common stock which may be awarded under the 1996 Stock Plan in any year is not more than 1.65 percent of the issued shares on January 1 of the year of the grant. In any year in which stock awards are granted for less than the maximum permissible number of shares, the balance of unused shares will be added to the number of shares permitted to be granted during the following year. No stock awards may be made under the 1996 Stock Plan after April 23, 2007.

The company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock awards. Accordingly, no compensation cost has been recognized for stock options. Compensation expense is recorded over the vesting period for restricted stock and performance awards. Expense of $17.0, $13.3 and $9.2 for restricted stock and performance awards was charged to income in 1998, 1997 and 1996, respectively. Had compensation cost been recorded as an alternative provided by FASB Statement No. 123, "Accounting for Stock-Based Compensation," for options granted in 1998, 1997 and 1996, the company's net income and basic earnings per share would have been reduced by $69.6 or $.08 per share in 1998, by $45.9 or $.06 per share in 1997 and by $16.4 or $.02 per share in 1996. These amounts are for disclosure purposes only and may not be representative of future calculations since the estimated fair value of stock options would be amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1998: dividend yield of 2.37 percent; expected volatility of 24.21 percent; risk free interest rate of 5.55 percent; and expected life of 5.9 years. Assumptions did not vary significantly for prior years.


Transactions involving stock options are summarized as follows:


                                                    NUMBER OF     WEIGHTED-
                                                     SHARES       AVERAGE
                                                     (IN          EXERCISE
                                                   THOUSANDS)      PRICE
                                                  -------------  ----------

Stock options outstanding, December 31, 1995......   63,493       $  11.15
   Granted........................................   14,927          20.72
   Exercised......................................   (7,472)          8.93
   Forfeited......................................   (1,530)         15.37
                                                   ---------      --------
Stock options outstanding, December 31, 1996......   69,418          13.37
   Granted........................................   16,704          30.36
   Exercised......................................   (8,787)          9.59
   Forfeited......................................   (1,510)         20.72
                                                   ---------      --------
Stock options outstanding, December 31, 1997......   75,825          17.37
   Granted........................................    9,696          46.43
   Exercised......................................   (9,716)         12.05
   Forfeited......................................   (1,364)         27.31
                                                  ----------      --------
Stock options outstanding, December 31, 1998......   74,441       $  21.67
                                                  =========       ========

Weighted-average fair value of stock options:.....
   Granted during 1996............................                    5.83
   Granted during 1997............................                    8.84
   Granted during 1998............................                   12.94
Share available for annual stock award grants at:.
   December 31, 1996..............................   15,873
   December 31, 1997..............................   17,212
   December 31, 1998..............................   25,366


The following table summarizes outstanding and exercisable stock options as of December 31, 1998:

           STOCK OPTIONS OUTSTANDING                      STOCK OPTIONS EXERCISABLE
----------------------------------------------------    -----------------------------
                                           WEIGHTED-
                                           AVERAGE
                              NUMBER      REMAINING     WEIGHTED     NUMBER     WEIGHTED-
                            OUTSTANDING   CONTRACTUAL   AVERAGE     EXERCIS-    AVERAGE
                              (IN            LIFE       EXERCISE    ABLE (IN    EXERCISE
RANGE OF EXERCISE PRICES    THOUSANDS)      (YEARS)      PRICE      THOUSANDS)   PRICE
------------------------    ----------    -----------   ---------   ----------  --------
$.30 - $24............       49,374            5.5      $14.19      38,883       $13.20
  25 -  44............       15,755            8.3       29.64       3,445        30.79
  45 -  62............        9,182            9.0       47.55         398        47.17
  63 -  80............          130            9.7       72.70         --          --
                          ---------         ------     -------     -------       ------
$.30 -  80............       74,441            6.5      $21.67      42,726       $15.09
                          =========         ------     -------     =======       ------


Note 17 - Contingencies and Environmental Liabilities:

Various claims, suits and complaints, such as those involving government regulations, patents and trademarks and product liability, arise in the ordinary course of Warner-Lambert's business. In the opinion of management, all such pending matters are without merit or are of such kind, or involve such amounts, as would not have a material adverse effect on the company's consolidated financial position, liquidity, cash flows or results of operations for any year.

The company is involved in various environmental matters including actions initiated by the Environmental Protection Agency under the Comprehensive Environmental Response, Compensation and Liability Act (i.e., CERCLA or Superfund and similar legislation), various state environmental organizations and other parties. The company is presently engaged in environmental remediation at certain sites, including sites previously owned.

The company accrues costs for an estimated environmental liability when management becomes aware that a liability is probable and is able to reasonably estimate the company's share. Generally, that occurs no later than when feasibility studies and related cost assessments of remedial techniques are completed, and the extent to which other potentially responsible parties (PRPs) can be expected to contribute is determined. For most sites, there are other PRPs that may be jointly and severally liable to pay all cleanup costs. As of December 31, 1998 and 1997, the accrual for environmental liabilities was approximately $34 covering 50 and 48 sites, respectively. Outside consultants are generally used to assess the costs of remediation. Accruals are established based on current technology and are not discounted. While it is reasonably possible that additional costs may be incurred beyond the amounts accrued as a result of new information, those costs, if any, cannot be estimated currently.

Some portion of the liabilities associated with the company's environmental actions may be covered by insurance. The company is currently in litigation with respect to the scope and extent of liability coverage from certain insurance companies; however, recoveries will not be recorded as income until there is assurance that recoveries are forthcoming.

In management's opinion, the liabilities for all environmental matters mentioned above which are probable and reasonably estimable are adequately accrued. Although it is not possible to predict with certainty the outcome of these matters or the ultimate costs of remediation, management believes it is unlikely that their ultimate disposition will have a material adverse effect on the company's consolidated financial position, liquidity, cash flows or results of operations for any year.

Note 18 - Segment Information:

In 1998 the company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which requires reporting certain financial information according to the "management approach." This approach requires reporting information regarding operating segments on the basis used internally by management to evaluate segment performance. SFAS 131 also requires disclosures about products and services, geographic areas and major customers. The Statement was effective December 31, 1998 and has been adopted for all periods presented.

The accounting policies of the segments are the same as those described in the "Significant Accounting Policies." Segments are determined based on product categories. The company evaluates performance based on profit or loss before income taxes.

Reportable segments are comprised as follows: Pharmaceutical - consisting of ethical pharmaceuticals, biologicals and empty hard-gelatin capsules; Consumer Health Care - consisting of OTC, shaving and pet care products; Confectionery - consisting of chewing gums, breath mints and cough tablets.

The company's pharmaceutical products are promoted primarily to health care professionals and are sold either directly or through wholesalers. Consumer Health Care products are promoted principally through consumer advertising and promotional programs. They are sold principally to drug wholesalers, pharmacies, food stores, mass merchandisers, physician supply houses and hospitals. Confectionery products are promoted primarily through consumer advertising and in-store promotions and are sold directly to food stores, pharmacies and mass merchandisers which in turn sell to consumers.

Reportable Segment Data


                                  NET SALES             INCOME BEFORE TAXES
                          -------------------------  -------------------------
                           1998     1997     1996     1998     1997     1996
                          -------  -------  -------  -------  -------  -------
Pharmaceutical............$ 6,134  $ 3,848  $ 2,505  $ 1,495  $   781  $   433
Consumer Health Care......  2,722    2,691    2,797      510      549      527
Confectionery.............  1,888    1,869    1,929      159      185      260
                          -------  -------  -------  -------  -------  -------

Total Segments............ 10,744    8,408    7,231    2,164    1,515    1,220
Corporate(1)..............     --       --       --     (373)    (326)    (151)
                          -------  -------  -------  -------  -------  -------
Consolidated Total........$10,744  $ 8,408  $ 7,231  $ 1,791  $ 1,189  $ 1,069
                          =======  =======  =======  =======  =======  =======


                        SEGMENT          DEPRECIATION/            CAPITAL
                        ASSETS(2)        AMORTIZATION          EXPENDITURES
                   ------------------- -------------------  ------------------
                    1998   1997   1996   1998  1997   1996   1998   1997  1996
                   ------ ------ ------ ----- -----  -----  ----- ------ -----
Pharmaceutical.....$3,418 $2,788 $1,910 $ 139 $ 120  $  91  $ 523 $  269 $ 183
Consumer Health
  Care............  2,471  2,384  2,433    85    83     67     90    108    82
Confectionery......   960    908  1,070    49    51     48     78     80   102
                   ------ ------ ------ ----- -----  -----  ----- ------ -----

Total Segments..... 6,849  6,080  5,413   273   254    206    691    457   367
Corporate(3)....... 2,671  2,272  1,926    35    28     28     62     56    28
                   ------ ------ ------ ----- -----  -----  ----- ------ -----
Consolidated Total.$9,520 $8,352 $7,339 $ 308 $ 282  $ 234  $ 753 $  513 $ 395
                   ====== ====== ====== ===== =====  =====  ===== ====== =====

(1) Corporate expense includes general corporate income and expense, corporate investment income and interest expense. Corporate expense in 1998 includes a pretax gain on the sale of the company's Rochester, Michigan manufacturing plant and certain minor prescription products of $67 which was offset by costs related to the company's plans to close two foreign manufacturing facilities.

    Corporate expense in 1996 includes a $75 pretax gain on the sale of Warner Chilcott Laboratories.

(2) Segment assets consist of Accounts receivable, Inventories, Intangible assets, Other investments and Property, plant and equipment.

(3) Corporate assets include Cash and cash equivalents, and other unallocated assets.


Geographic Data


                   1998    1997     1996                       1998     1997     1996
                   ----    ----     ----                       ----     ----     ----

   Net Sales:  (a)                             Long-Lived Assets:

   United States $ 6,304  $ 4,416  $ 3,185     United States  $ 1,562  $ 1,433  $ 1,258
   Foreign         4,440    3,992    4,046     Ireland            311      125       38
                 -------  -------  ------      Germany            248      205      144
   Total         $10,744  $ 8,408  $ 7,231     All other
                 =======  =======  ======       foreign           701      692      737
                                                              -------  -------  -------
                                               Total          $ 2,822  $ 2,455  $ 2,177
                                                              =======  =======  =======


(a) Net sales are attributed to countries based on location of customer. No single foreign country was material to consolidated Net sales.

Note 19 - Restructuring and Plant Closures:

In 1993 and 1991, the company recorded, as a separate income statement component, restructuring charges of $525.2 ($360.4 after tax or $.45 per share) and $544.0 ($418.0 after tax or $.52 per share), respectively. The total of $1,069.2 was recorded for worldwide rationalization of manufacturing and distribution facilities and for organizational restructuring and related workforce reductions of about 5,500 positions. These rationalization programs were prompted by changes in the company's competitive environment, including the growing impact of managed health care, cost containment efforts in the U.S., cost regulations in Europe, the elimination of trade barriers throughout the world and changes in U.S. tax law. As of December 31, 1998, 24 manufacturing sites were closed and workforce reductions of approximately 4,400 positions were made primarily in the U.S. sales force, Puerto Rico manufacturing, worldwide administrative operations and European research. Activities still to be completed include closing 2 facilities, worldwide work-systems redesign and severance associated with these projects.

Initial 1993 and 1991 provisions and the subsequent utilization by major components are summarized in the table below:

                                     1993 &                   AMOUNTS
                                      1991        AMOUNTS     UTILIZED     RESERVE
                                   RESTRUCTU-    UTILIZED     IN 1996,    BALANCE AT
                                      RING       THROUGH      1997 AND    DECEMBER 31,
                                   PROVISIONS      1995         1998         1998
                                   ----------    --------     --------    ------------
Severance and related costs......  $   468.0     $  315.5     $  136.9      $   15.6
Plant closures and related costs.      161.5        120.5         38.4           2.6
Work-systems redesign............       71.5          9.9         40.9          20.7
Operating losses during
  phase-out period.................     35.3         35.3          --            --
Other............................      107.3         95.0         11.5            .8
Asset write-offs.................      225.6        225.6          --            --
                                   ---------     --------     --------      --------
      Total......................  $ 1,069.2     $  801.8     $  227.7      $   39.7
                                   =========     ========     ========      ========

Amounts utilized include redistribution among categories based on actual restructuring actions and project forecasts. The company reduced reserve balances designated for severance and related costs by $110.0 and increased balances for plant closures and related costs by $69.2, work-systems redesign by $29.8 and other costs by $11.0. These redistributions were necessary due to delays in completion, higher projected costs for plant closures and the acceleration of the work-systems redesign projects enabling some positions to be eliminated through attrition rather than severance. The original scopes of the restructuring projects and the number of positions to be eliminated remain substantially unchanged.

Reserves are considered utilized when specific restructuring criteria are completed or benefits paid. As of December 31, 1998, Other current liabilities included $31.5 and Other noncurrent liabilities included $8.2 of the remaining restructuring reserve balance to be utilized. The company has determined that the 1991 and 1993 restructuring reserve balance is adequate to cover the remaining restructuring actions and that these restructuring programs are expected to be completed by the fourth quarter of 1999, with spending occurring evenly throughout the year. The payment of the remaining reserves will be funded from operations and will not have a material impact on earnings.

In the first quarter of 1998, the company committed to a plan to close two foreign manufacturing facilities and committed to closing a third foreign manufacturing facility in the third quarter of 1998. The planned closures are due to a consolidation of certain product manufacturing resources in Europe. The costs of the three closings consist primarily of $47.0 for severance and related expenses, $35.0 for asset write-offs and $11.0 for other costs. The provisions for these costs are reflected in Other expense (income), net for the year ended December 31, 1998. The charges will be funded by operations and will not have a material impact on liquidity. The three closures will result in a workforce reduction of approximately 450 positions. As of December 31, 1998 the severance and other amounts have not been expended and $45.0 is reflected in other current liabilities and $13.0 is reflected in other long-term liabilities. The $35.0 in asset write-offs has been reflected as a reduction of property, plant and equipment.

Management expects expenditures to occur throughout 1999 with substantially all amounts expended by the end of 1999. Completion of these closures is expected in the first quarter 2000. Cost savings associated with these closures which is expected to be partially realized in 1999 and fully realized in 2000, is estimated to be approximately $28.0 annually. Management plans to sell the plants following the closures. Proceeds from the sales are not expected to be material.

Report by Management

Management of Warner-Lambert Company has prepared the accompanying consolidated financial statements and related information in conformity with generally accepted accounting principles and is responsible for the information and representations in such financial statements, including estimates and judgments required for their preparation. PricewaterhouseCoopers LLP, independent accountants, has audited the consolidated financial statements and their report appears herein.

In order to meet its responsibilities, management maintains a system of internal controls designed to provide reasonable assurance that assets are safeguarded and that financial records properly reflect all transactions. The internal control system is augmented by an ongoing internal audit program, an organizational structure that provides for appropriate division of responsibility and communication programs that explain the company's policies and standards.

The Audit Committee of the Board of Directors, composed entirely of nonemployee directors, meets periodically with the independent accountants, management and internal auditors to review auditing, internal accounting controls and other financial reporting matters. Both the independent accountants and internal auditors have full access to the Audit Committee.

Management also recognizes its responsibility for fostering a strong ethical climate so that the company's affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in the company's Creed, which summarizes Warner-Lambert's commitment to its customers, colleagues, shareholders, suppliers and society, and the creation of a corporate compliance program, which is a formal system designed to oversee compliance with applicable laws, regulations, policies and procedures on a worldwide basis.

Lodewijk J.R. deVink          Ernest J. Larini
Chairman, President and       Chief Financial Officer and
Chief Executive Officer       Executive Vice President, Administration

Report of Independent Accountants

PRICEWATERHOUSECOOPERS LLP

To the Board of Directors and Shareholders of Warner-Lambert Company

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income and of cash flows present fairly, in all material respects, the financial position of Warner-Lambert Company and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP

400 Campus Drive
Florham Park, New Jersey
January 25, 1999, except for Note 1, as to which the date is December 17, 1999.